Exhibit 23

CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in this Annual Report (Form 10-K) of SBC Communications Inc. (SBC) of our report dated February 7, 2003, included in the 2002 Annual Report to the Shareowners of SBC.

Our audits also included the financial statement schedules of SBC listed in Item 14(a). These schedules are the responsibility of SBC's management. Our responsibility is to express an opinion based on our audits. In our opinion, the financial statement schedules referred to above, when considered in relation to the basic financial statements taken as a whole, present fairly in all material respects the information set forth therein.

We consent to the incorporation by reference in the Registration Statements (Form S-8) pertaining to the SBC Savings Plan and the SBC Savings and Security Plan and other certain plans (No. 333-101433), the Stock Savings Plan (Nos. 33-54291 and 333-34062), the 1992 Stock Option Plan (No. 33-49855), the 1995 Management Stock Option Plan (Nos. 33-61715, 333-49343 and 333-95887), the 1996 Stock and Incentive Plan and the 2001 Incentive Plan (Nos. 333-30669 (1996 Plan only) and 333-54398), the 2001 Stock Option Grant to Bargained-for and Certain Other Employees (No. 333-58332), and in the Registration Statements (Form S-3) pertaining to SBC Communications Inc. (No. 333-36926) and in the related prospectuses, of our report dated February 7, 2003, with respect to the consolidated financial statements incorporated herein by reference, and our report included in the preceding paragraph with respect to the financial statement schedules included in this Annual Report (Form 10-K) for the year ended December 31, 2002.

Ernst & Young LLP
San Antonio, Texas
March 13, 2003